UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2019

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36745 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

50 Health Sciences Drive

Stony Brook, New York 11790

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:

631-240-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 29, 2019, Applied DNA Sciences, Inc. (the “Company”) received written notice (the “First Notification Letter”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of the Company’s common stock for the thirty (30) consecutive business days from December 13, 2018 to January 25, 2019, the Company no longer meets the minimum bid price requirement.

The First Notification Letter does not impact the Company’s listing on The Nasdaq Capital Market at this time. The First Notification Letter states that the Company has 180 calendar days, or until July 29, 2019, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days. If the Company does not regain compliance with Nasdaq Listing Rule 5550(a)(2) by July 29, 2019, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the staff of Nasdaq (the “Staff”) that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal the Staff’s determination to delist its securities, but there can be no assurance the Staff would grant the Company’s request for continued listing.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options, including, but not limited to, implementing a reverse stock split of its outstanding securities, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.

Additionally, on January 30, 2019, the Company received written notice (the “Second Notification Letter”) from the Listing Qualifications Department of Nasdaq notifying the Company that it is not in compliance with the market value of listed securities requirements set forth in Nasdaq Listing Rule 5550(b)(2), or the alternative standards of Nasdaq Listing Rule 5550(b)(1), which requires the Company to have minimum stockholders’ equity of $2.5 million, or Nasdaq Listing Rule 5550(b)(3), which requires the Company to have had net income from continuing operations of at least $500,000 in the latest fiscal year or in two of the last three fiscal years. Nasdaq Listing Rule 5550(b)(2) requires listed securities to maintain a market value of at least $35 million for the previous thirty (30) consecutive business days for continued listing on The Nasdaq Capital Market. Based on the Company’s market value of listed securities for the thirty (30) consecutive business days from November 30, 2018 to January 29, 2019, the Company no longer meets the market value of listed securities requirement. In addition, the Company does not satisfy the alternative requirements of sufficient minimum stockholders’ equity or sufficient net income from continuing operations.

The Second Notification Letter does not impact the Company’s listing on The Nasdaq Capital Market at this time. The Second Notification Letter states that the Company has 180 calendar days, or until July 29, 2019, to regain compliance with Nasdaq Listing Rule 5550(b)(2). Alternatively the Company could gain compliance with Nasdaq Listing Rule 5550(b)(1) or Nasdaq Listing Rule 5550(b)(3). In order to regain compliance with Nasdaq Listing Rule 5550(b)(2), the Company must maintain a market value of listed securities of at least $35 million for a minimum of ten (10) consecutive business days. If the Company does not regain compliance with Nasdaq Listing Rule 5550(b)(2) or, alternatively, gain compliance with Nasdaq Listing Rule 5550(b)(1) or Nasdaq Listing Rule 5550(b)(3), prior to the expiration of the compliance period, Nasdaq would notify the Company that its securities would be subject to delisting. In the event of such a notification, the Company may appeal the Staff’s determination to delist its securities, but there can be no assurance the Staff would grant the Company’s request for continued listing. Unlike the minimum bid price noncompliance described in the First Notification Letter, no additional compliance period is applicable to the noncompliance described in the Second Notification Letter.

The Company will consider available options to resolve the deficiencies and regain compliance with all applicable Nasdaq Listing Rules.

signatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DNA SCIENCES, INC.

Date: January 31, 2019	By:	/s/ James A. Hayward
	Name:	James A. Hayward
	Title:	Chief Executive Officer